Exhibit 5.1

January 18, 2018

Boot Barn Holdings, Inc.
15345 Barranca Parkway
Irvine, California 92618

Ladies and Gentlemen:

We have acted as counsel to Boot Barn Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3, dated as of November 22, 2017 (File Number 333-221728) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). This opinion relates to the sale pursuant to the Registration Statement by certain stockholders (the “Selling Stockholders”) named therein and listed on Schedule 2 to the Underwriting Agreement (as defined below) of 6,900,000 shares of Common Stock, par value $0.0001 per share (the “Shares”), including 900,000 Shares issuable upon the exercise by the Underwriters (as defined below) of their option to purchase additional Shares, pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) by and among the Company, J.P Morgan Securities LLC, Piper Jaffray & Co. and Jefferies LLC, as representatives of the several underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”) and the Selling Stockholders. The Shares include up to 341,809 shares of Common Stock to be issued upon the exercise of options prior to the completion of the offering (the “Option Shares”).This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined the Registration Statement as it became effective under the Act; the prospectus dated December 12, 2017 (the “Base Prospectus”), as supplemented by the prospectus supplement dated January 17, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; the Underwriting Agreement and the Exchange Agreement. We have also examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1.              The Shares, except for the Option Shares, have been duly authorized and are validly issued, fully paid and nonassessable.

Morgan, Lewis & Bockius LLP

101 Park Avenue
New York, NY 10178-0060	+1.212.309.6000
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2.              The Option Shares have been duly authorized and will be validly issued, fully paid and non-assessable upon exercise of the options pursuant to which such Shares are to be issued in accordance with the terms thereof.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.                       We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

B.                       The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

C.                       This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the effective date of the Registration Statement or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP